UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 13, 2009

SERVIDYNE, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	0-10146	58-0522129

(State or other Jurisdiction of	(Commission File	(IRS Employer
Incorporation or Organization)	Number)	Identification No.)

1945 The Exchange
Suite 300
Atlanta, Georgia	30339-2029

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (770) 953-0304
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES
On November 13, 2009, Servidyne, Inc. (the “Company”) entered into stock appreciation rights agreements with each of Mr. Robert E. Jones and Mr. John A. Higley, affiliates of Energy & Environmental Enterprises LLC (“E&E”). The Company granted 100,000 stock appreciation rights (“SARs”) under each agreement in consideration of Mr. Jones’ and Mr. Higley’s continued respective performance under that certain consulting agreement, dated November 13, 2009, between the Company and E&E. The issuance by the Company of the SARs was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving a public offering.
If the SARs agreements are not previously terminated, the SARs granted under each agreement will vest as follows: 30% on November 13, 2012, 30% on November 13, 2013, and 40% on November 13, 2014. Vesting may occur earlier as a result of the death of the grantee, the grantee’s termination of employment with E&E by reason of disability, a change in control of the Company, or upon the Company’s common stock closing at or above $19.05 per share for ten (10) consecutive days. Any vested SAR may not be exercised by the grantee prior to shareholder approval of the grants or a determination by the Company that such shareholder approval is not required.
Upon notifying the Company of the exercise of any vested SAR, the grantee will receive an amount equal to the number of shares of the Company’s common stock in respect to which the SAR has been exercised, multiplied by the excess of the fair market value of one (1) share of the Company’s common stock on the date of exercise over $4.00 (the “FMV”). Alternatively, at the Company’s option, the exercise amount may be settled by a cash payment equal to the FMV.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVIDYNE, INC.
Dated: November 19, 2009	By:	/s/Rick A. Paternostro
Rick A. Paternostro
Chief Financial Officer